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                                                                   Exhibit 10.10




                          [LETTERHEAD OF MATCHNET PLC]



15 March 2004

Mr.  David Siminoff
27866 Via Corita Way
Los Altos Hills, CA 94022

Dear David:

RE:  TERMS OF APPOINTMENT AS NON-EXECUTIVE DIRECTORY

MatchNet plc (the "Company") is pleased to confirm our offer regarding you appointment as a Non-Executive Director of the Company on the following terms:

1. POSITION. You will serve as a Non-Executive of the Company, effective as of the date of this letter.

2. CASH COMPENSATION. The Company will pay you a director's fee at the rate of $40,000 per year, payable in monthly installments of $3,333.33 each for each month of service, in arrears, beginning 15 April 2004. In addition, you will be paid $2,000 for attendance at each Board meeting and $1,000 for attendance for each Committee meeting (additional compensation for special projects will be agreed as appropriate). The Company will reimburse you for approved expenses which are incurred fn the performance of your duties.

3. DUTIES. It is anticipated that you will be appointed as Chairman of the Board's Audit Committee and serve as a member of the Board's Executive Committee. It is expected that you will attend at least 4 full Board meets and 4 Committee meeting per year in Los Angeles, in addition, you will be available on an as needed basis for Board Meetings by conference call, to execute Written Resolutions, and for such other matters as the Company may reasonably require.




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4.       SHARE OPTIONS. Subject to the final approval of the Board, you will be granted an option to purchase 300,000 of the Company's ordinary shares (the "Option"). The exercise price per share will be equal to the fair market value per share as determined by today's closing price of the Company's GDSs as quoted on the Frankfurt Stock Exchange. The Option will vest and become exercisable, subject to Paragraph 5, below, at a rate of 6,250 options for each full month of service.

5. CHANCE OF CONTROL. For the purposes of this Agreement, a "Change of Control Event" shall be the occurrence of a single shareholder (or beneficial owner) or an affiliated group of shareholders (or beneficial owners) acquiring more than 45% of the then outstanding ordinary shares (or securities convertible into 45% of the then outstanding ordinary shares) of the Company or otherwise acquiring effective control of the Company. In the event of a termination of your service as a director for any reason (including your own election) within 6 months a "Change of Control Event", you shall be entitled to: (i) payment of one year's fees of $40,000 (which fees shall be payable in a lump sum no later than thirty days after termination of your service as a director) and
         (ii) immediate vesting and exercisability of any unvested and unexercised options set forth in Paragraph 4 (together with an extension of the "Final Exercise Date" as defined in the relevant Option Agreement to one year from the date of such termination).

6. INDEMNIFICATION. To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your service as a director of the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance from a reputable and financially sound insurer with coverage limits to be determined by the Board of Directors and with provisions that will provide coverage for you as a director as well as coverage as a former director following any termination of your services as director.

7. ENTIRE AGREEMENT. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.


Very truly yours
MATCHNET PLC


/s/ Joe Y. Shapira
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Joe Y. Shapira
Co-Chairman



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                                                                      15/03/2004
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I have read and accept and agree to the above terms of employment:



/s/ David Siminoff
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Signature of David Siminoff

Dated 15 March 2004